Exhibit 10.1

TRANSITION AGREEMENT

THIS TRANSITION AGREEMENT (“Agreement”), is made and entered into by and between Chart Industries, Inc. (the “Company”), and James H. Hoppel, Jr. (“Executive”) with an Effective Date as defined herein.

W I T N E S S E T H:

WHEREAS, Executive has been employed by the Company in the position of Vice President—Corporate Development and Treasurer, pursuant to an Employment Agreement dated February 26, 2008, as amended by the Amendment to Employment Agreement dated January 1, 2009 (collectively, the “Employment Agreement”); and

WHEREAS, after nearly six (6) years of dedicated and exemplary service to the Company, Executive has expressed his desire voluntarily to resign from his position as Vice President—Corporate Development and Treasurer with the Company as of August 23, 2010; and

WHEREAS, the Company regretfully accepts Executive’s voluntary resignation, but desires to retain the services of Executive to assist in transition matters, and Executive desires to remain employed by the Company until no later than December 31, 2010; and

WHEREAS, the Company and Executive wish to resolve all matters and issues between them arising from or relating to Executive’s employment by the Company.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, Executive and the Company hereby agree as follows:

ARTICLE I — CONSIDERATION

Section 1.1. Resignation. Executive, through his signature below, voluntarily resigns from his position as Vice President—Corporate Development and Treasurer of the Company effective August 23, 2010, and further resigns from all employment with the Company effective December 31, 2010 (the “Date of Resignation”). Executive further resigns from service on any board of directors of any subsidiary of the Company effective August 23, 2010. The Company, through its execution below, hereby consents to and accepts Executive’s resignation. The parties hereby acknowledge and agree that Executive’s resignation hereunder shall be deemed to be By Executive Resignation Without Good Reason pursuant to §8(a) the Employment Agreement, and the Company further waives the requirement of sixty (60) days written notice of same from Executive. Executive shall be entitled to such compensation and benefits as provided in §8(a)(iii) of the Employment Agreement and the Date of Termination, as used in the Employment Agreement, shall be December 31, 2010, except that with respect to §8(a)(iii)(D) of the Employment Agreement, Executive agrees to use all accrued but unused vacation on or before December 31, 2010, and further agrees that any accrued but unused vacation remaining as of January 1, 2011 will be forfeited. Executive’s employment records with the Company will reflect the voluntary nature of the cessation of his employment, and the Company and Executive each expressly acknowledge that he has not been “discharged” or “terminated” by the Company, constructively or otherwise.

Section 1.2. Transition Period. To assist the Company with the transition of Executive’s responsibilities and duties in the Company, and to provide employment to Executive consistent with Executive’s wishes, during the period from August 23, 2010 through December 31, 2010 (the “Transition Period”), the Company will continue to provide Executive with use of secretarial services and such general office services as were provided immediately preceding August 23, 2010, including, but not limited to, telephone, voice mail, e-mail, laptop computer, and Blackberry device. Executive agrees to cooperate reasonably and to make himself reasonably available to answer questions concerning the Company’s business, operations, and/or finances, to work on a mutually-agreed list of projects, and to render such other special assistance as may be reasonably required by the Company through the duration of the Transition Period; provided, however, that Executive’s obligations as set forth in this §1.2 shall not require him to report to work at the Company on a daily basis, nor to work any definite hours. During the Transition Period, Executive shall be entitled to compensation and benefits as provided under §§ 3, 5, 6, and 7 of the Employment Agreement, except that Executive shall be entitled to no Annual Bonus under § 4 for the Company’s current fiscal year. Executive’s commencement of other employment or consulting services during the Transition Period shall have no effect on his receipt of the compensation and benefits provided during the Transition Period under this § 1.2.

Section 1.3. Group Health Insurance. Following the Date of Resignation, Executive shall be entitled to continuation of coverage under the Company’s health insurance plan at his own expense pursuant to any rights he may have under the federal Consolidated Omnibus Budget Reconciliation Act, as amended (“COBRA”), part VI of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended, and Internal Revenue Code §4980(B)(f).

Section 1.4. Equity Awards. Executive’s existing equity awards shall remain governed by and subject to the terms of the applicable equity award agreements. For purposes of any Nonqualified Stock Option Agreement between the Company and Executive (“NQSO Agreement”), the Restricted Stock Agreement between the Company and Executive (the “Restricted Stock Agreement”), and any Performance Unit Agreement between the Company and Executive (the “Performance Unit Agreement”), Executive shall be deemed actively employed through December 31, 2010. The parties acknowledge and agree that Executive’s cessation of employment with the Company shall be deemed a termination of Employment by Participant without Good Reason for purposes of any NQSO Agreement, and a termination of Employment other than for death, Disability or Retirement for purposes of the Restricted Stock Agreement and any Performance Unit Agreement.

Section 1.5. Adequacy of Consideration. Executive hereby agrees and acknowledges that the payments and benefits described in Article I of this Agreement are over and above any entitlements, severance or otherwise, that he may have by reason of his cessation of employment with the Company, and that such payments and amounts constitute adequate consideration for all of Executive’s covenants and obligations set forth herein, including, but not limited to, the Release of Claims set forth in Article II of this Agreement and the reaffirmation of his Restrictive Covenants set forth in Article III of this Agreement.

ARTICLE II — RELEASE OF CLAIMS

Section 2.1. Executive’s Release. In consideration of the promises and agreements set forth herein, Executive does hereby for himself and for his heirs, executors, successors and assigns, release and forever discharge the Company, its parent company(ies), subsidiaries, divisions, and affiliated businesses, direct or indirect, if any, together with its and their respective officers, directors, shareholders, management, representatives, agents, employees, successors, assigns, and attorneys, both known and unknown, in both their personal and agency capacities (collectively, the “Company Entities”) of and from any and all claims, demands, damages, actions or causes of action, suits, claims, charges, complaints, contracts, whether oral or written, express or implied and promises, at law or in equity, of whatsoever kind or nature, including but not limited to any alleged violation of any state or federal anti-discrimination statutes or regulations, including but not limited to Title VII of The Civil Rights Act of 1964 as amended, ERISA, The Americans With Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, breach of any express or implied contract or promise, wrongful discharge, violation of public policy, or tort, all demands for attorney’s fees, back pay, holiday pay, vacation pay, bonus, group insurance, any claims for reinstatement, all employee benefits and claims for money, out of pocket expenses, any claims for emotional distress, degradation, humiliation, that Executive might now have or may subsequently have, whether known or unknown, suspected or unsuspected, by reason of any matter or thing, arising out of or in any way connected with, directly or indirectly, any acts or omissions of the Company or any of its directors, officers, shareholders, employees and/or agents arising out of Executive’s employment and termination from employment which have occurred prior to the Effective Date of this Agreement, except those matters specifically set forth herein (including the compensation and benefits set forth in §8(a)(iii) of the Employment Agreement), and except for any other health, welfare, pension or retirement benefits which may have vested on Executive’s behalf, if any.

Section 2.2. Older Workers Benefit Protection Act (“OWBPA”). Executive recognizes and understands that, by executing this Agreement, he shall be releasing the Company Entities from any claims that he now has, may have, or subsequently may have under the Age Discrimination in Employment Act of 1967, 29 U.S.C. §§621, et seq., as amended, by reason of any matter or thing arising out of, or in any way connected with, directly or indirectly, any acts or omissions which have occurred prior to and including the Effective Date of this Agreement. In other words, Executive will have none of the legal rights against the aforementioned that he would otherwise have under the Age Discrimination in Employment Act of 1967, 29 U.S.C. §§621, et seq., as amended, by his signing this Agreement.

Section 2.3. Consideration Period. The Company hereby notifies Executive of his right to consult with his chosen legal counsel before signing this Agreement. The Company shall afford, and Executive acknowledges receiving, not less than twenty-one (21) calendar days in which to consider this Agreement to ensure that Executive’s execution of this Agreement is knowing and voluntary. In signing below, Executive expressly acknowledges that he has been afforded the opportunity to take at least twenty-one (21) days to consider this Agreement and that his execution of same is with full knowledge of the consequences thereof and is of his own free will.

Notwithstanding the fact that the Company has allowed Executive twenty-one (21) days to consider this Agreement, Executive may elect to execute this Agreement prior to the end of such 21-day period. If Executive elects to execute this Agreement prior to the end of such 21-day period, then by his signature below, Executive represents that his decision to accept this shortening of the time was knowing and voluntary and was not induced by fraud, misrepresentation, or any threat to withdraw or alter the benefits provided by the Company herein, or by the Company providing different terms to any similarly-situated Executive executing this Agreement prior to end of such 21-day consideration period.

Section 2.4. Revocation Period. Both the Company and Executive agree and recognize that, for a period of seven (7) calendar days following Executive’s execution of this Agreement, Executive may revoke this Agreement by providing written notice revoking the same, within this seven (7) day period, delivered by hand or by certified mail, addressed to Mark Ludwig, Chart Industries, Inc., One Infinity Corporate Center Drive, Suite 300, Garfield Heights, Ohio 44124, delivered or postmarked within such seven (7) day period. In the event Executive so revokes this Agreement, each party will receive only those entitlements and/or benefits that he/it would have received regardless of this Agreement.

Section 2.5. Acknowledgments. Executive acknowledges that Executive has carefully read and fully understands all of the provisions of this Agreement, that Executive has not relied on any representations of the Company or any of its representatives, directors, officers, Executives and/or agents to induce Executive to enter into this Agreement, other than as specifically set forth herein and that Executive is fully competent to enter into this Agreement and has not been pressured, coerced or otherwise unduly influenced to enter into this Agreement and that Executive has voluntarily entered into this Agreement of Executive’s own free will.

ARTICLE III — OTHER OBLIGATIONS OF EXECUTIVE

Section 3.1. Company Property. Within ten (10) business days after the Date of Resignation, Executive shall return all tangible personal property belonging to the Company, including, but not limited to, all keys, business equipment, laptop computer, Blackberry, other computer software and hardware, and any Company credit cards.

Section 3.2. Noncompetition; Confidentiality; Intellectual Property. Executive hereby reaffirms and agrees to be bound by the covenants regarding Noncompetition, Confidentiality, and Intellectual Property set forth in §§10, 11 and 12 of the Employment Agreement.

ARTICLE IV — MISCELLANEOUS PROVISIONS

Section 4.1. Entire Agreement. Except as provided in those sections of Article I of this Agreement regarding certain rights and obligations of the parties pursuant to the Employment Agreement and the NQSO Agreements, Restricted Stock Agreement, and Performance Unit Agreements, and except as provided in Article III of this Agreement regarding Executive’s reaffirmation of his covenants regarding Noncompetition, Confidentiality, and Intellectual Property set forth in §§10, 11 and 12 of the Employment Agreement, and except for the Indemnification Agreement between Executive and the Company dated March 22, 2006, this Agreement contains the entire agreement between the parties hereto and replaces any prior agreements, contracts and/or promises, whether written or oral, with respect to the subject matter included herein. Notwithstanding the foregoing, §§13(l) (“Cooperation”), 13(m) (“Withholding Taxes”) and 13(o) (“Compliance with Section 409A”) of the Employment Agreement shall be incorporated in this Agreement and form a part of this Agreement. This Agreement may not be changed or waived orally, but only in writing, signed by each of the parties hereto.

Section 4.2. Warranty/Representation. Executive and the Company each warrant and represent that, prior to and including the Effective Date of this Agreement, no claim, demand, cause of action, or obligation which is subject to this Agreement has been assigned or transferred to any other person or entity, and no other person or entity has or has had any interest in any such claims, demands, causes of action or obligations, and that each has the sole right to execute this Agreement.

Section 4.3. Invalidity. The parties to this Agreement agree that the invalidity or unenforceability of any one (1) provision or part of this Agreement shall not render any other provision(s) or part(s) hereof invalid or unenforceable and that such other provision(s) or part(s) shall remain in full force and effect.

Section 4.4. No Assignment. This Agreement is personal in nature and shall not be assigned by Executive. All payments and benefits provided Executive herein shall be made to his estate in the event of his death prior to his receipt thereof.

Section 4.5. Originals. Two (2) copies of this Agreement shall be executed as “originals” so that both Executive and the Company may possess an “original” fully executed document. The parties hereto expressly agree and recognize that each of these fully executed “originals” shall be binding and enforceable as an original document representing the agreements set forth herein.

Section 4.6. Governing Law. This Agreement shall be governed under the laws of the State of Delaware, without regard to the conflict of laws principles thereof.

Section 4.7. Effective Date. This Agreement shall become effective only upon (a) execution of this Agreement by Executive after the expiration of the twenty-one (21) day consideration period described in §2.3 of this Agreement, unless such consideration period is shortened as provided in §2.3 of this Agreement; and (b) the expiration of the seven (7) day period for revocation of this Agreement by Executive described in §2.4 of this Agreement.

CAUTION TO EXECUTIVE: READ BEFORE SIGNING. THIS DOCUMENT CONTAINS A RELEASE OF ALL CLAIMS AGAINST THE COMPANY ENTITIES PRIOR TO THE EFFECTIVE DATE OF THIS AGREEMENT.

IN WITNESS WHEREOF, Executive and the Company agree as set forth above:

DATE OF EXECUTION BY EXECUTIVE:	AGREED TO AND ACCEPTED BY:

August 24, 2010	/s/ James H. Hoppel, Jr.
JAMES H. HOPPEL, Jr.

EXECUTION WITNESSED BY:

/s/ Matthew J. Klaben

DATE OF EXECUTION BY COMPANY:	AGREED TO AND ACCEPTED BY
CHART INDUSTRIES, INC.

August 24, 2010	BY:	Mark H. Ludwig
	TITLE:	Vice President Human Resources

EXECUTION WITNESSED BY:

/s/ Kathleen D. Letizio